Exhibit 99.2

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Second Quarter 2012 Conference Call

Prepared Remarks

July 27, 2012

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                    ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 10015161. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include, but are not limited to, the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, outlook, project, outlook, forecast, are optimistic, are looking, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

I hope you have all had time to review our earnings press release that we issued after the market close yesterday. Strong second quarter 2012 results followed solid performance in the first quarter of 2012. Net income for the three months ended June 30, 2012 was $5.3 million, an increase of $456 thousand, or 9.5%, compared to $4.8 million for the same period in 2011. Diluted earnings per share increased to $0.40 for the second quarter 2012 as compared to $0.38 for the same period in 2011. I would like to point out that the net income for the three months ended June 30, 2012 includes tax-effected due diligence and merger-related expenses of $599 thousand, as compared to $117 thousand for the same period in 2011, an increase of $482 thousand, largely related to our acquisition of the Davidson Trust Company (“DTC”).

The Corporation completed its acquisition of DTC on May 15, 2012. The acquisition resulted in a $1.0 billion increase in our Wealth Division’s assets under management. We expect this transaction to have a positive effect on our bottom line.

On May 2, 2012, the Corporation entered into a definitive agreement to acquire certain consumer and business deposit and loan accounts, as well as a branch location in Wilmington, Delaware, from the First Bank of Delaware. The purchase is expected to increase both loans and deposits by approximately $100 million each and is expected to close in the fourth quarter of 2012.

As you review our financial results please keep in mind that results for the second quarter 2012 as compared to the same period in 2011 reflect both the impact of the May 27, 2011 acquisition of the Private Wealth Management Group of the Hershey Trust Company and, to a lesser extent, the May 15, 2012 acquisition of the Davidson Trust Company.

As I mentioned previously, net income for the three months ended June 30, 2012 increased $456 thousand, or 9.5%, as compared to the same period in 2011. Substantial increases in revenue for wealth management services and gain on sale of residential mortgage loans, as well a decrease in the provision for loan and lease losses were the primary contributors to this overall net income increase. And although these revenue improvements were partially offset by increases in salaries and employee benefits, intangible asset amortization, and other operating expenses, as well as a significant increase in due diligence and merger-related expenses, we were still able to show a solid increase in net income. Our net income “run rate” adjusting for due diligence and merger-related expenses is quite encouraging.

Revenue for Wealth Management services for the three months ended June 30, 2012 was $7.2 million, an increase of 42% from the $5.1 million generated during the same period in 2011. The division’s assets under management, administration, supervision and brokerage as of June 30, 2012 were $6.3 billion, an increase of $1.4 billion, or 30%, from June 30, 2011. This increase was primarily the result of the May 15, 2012 acquisition of DTC, along with organic growth resulting from the continued success of the division’s strategic initiatives.

The historically low residential mortgage loan rates we’ve been seeing have spurred the demand for mortgage refinancing. Mortgage loan originations for the three months ended June 30, 2012 were $51.4 million as compared to $31.1 million for the same period in 2011. The Corporation elected to sell a majority of these loans rather than keep them in portfolio. Net gain on sale of residential mortgage loans for the three months ended June 30, 2012 was $1.3 million as compared to $656 thousand for the same period in 2011. For the three months ended June 30, 2012, the Corporation sold $44.2 million of residential mortgage loans, representing 86% of originations, as compared to $17.2 million, or 55% of originations, for the same period in 2011.

Deposits of $1.43 billion, as of June 30, 2012, increased $44.2 million, or 3.2%, from $1.38 billion as of December 31, 2011. Money market deposits increased $76.4 million, or 19%, partially offset by a $29.8 million, or 46%, decrease in wholesale non-maturity deposits between the dates. Our Community Banking group’s first- and second-quarter promotions, the “150 Good Reasons to Switch to Bryn Mawr Trust”, were responsible for generating a significant number of new non-interest checking accounts. New clients were offered a $150 incentive when they opened a checking account and met other eligibility requirements designed to retain the new deposits. Our level of non-interest-bearing deposits continues to be very strong among our peers, comprising nearly 24% of our total deposits as of June 30, 2012.

Total portfolio loans and leases of $1.30 billion, as of June 30, 2012, remained relatively unchanged from $1.29 billion as of December 31, 2011. While loan growth was relatively unchanged between the periods, there is more of a story to tell here. During the second quarter of 2012, we received two extraordinarily large loan payoffs totaling nearly $21 million. These two payoffs, while anticipated, placed a lot of pressure on our lending team to fill this void, and I’m pleased to report that they were able to do just that. Congratulations to the lending team for a fine effort.

Non-performing loans and leases, as of June 30, 2012, totaled $18.3 million, or 1.41% of portfolio loans and leases, as compared to $14.3 million, or 1.11% of portfolio loans and leases as of December 31, 2011. While higher than the 2011 year-end level of non-performing loans and leases, I think it is important to mention that the June 30, 2012 amount is significantly below the $22.8 million as of March 31, 2012. We expect continued improvement in the level of non-performing loans in leases. In fact, on July 2, 2012, a $1.0 million commercial and industrial loan, included in the $18.3 million of nonperforming loans and leases as of June 30, 2012, paid off, in full. Our lending team is focused on managing and mitigating the risk associated with our nonperforming loans and leases.

The provision for loan and lease losses for the three months ended June 30, 2012 was $1.0 million, a decrease of $916 thousand as compared to the same period in 2011. The decrease in the provision between periods was primarily due to reduced charge-off activity, as impairments of non-performing loans declined for the three months ended June 30, 2012, as compared to the same period in 2011.

Capital ratios for the Bank and Corporation indicate levels well above the regulatory minimum to be considered “well capitalized”.

Construction has begun on our full-service branch in Bala Cynwyd, Pennsylvania, just outside Philadelphia. We expect the branch to open for business during the fourth quarter of 2012.

I am pleased to announce that on July 26, 2012, the Board of Directors of the Corporation declared a quarterly dividend of $0.16 per share. The dividend is payable September 1, 2012, to shareholders of record as of August 7, 2012.

In summary:

•	We believe Bryn Mawr Trust is an outstanding franchise in a high-quality stable market.

•	We are committed to investing in growth opportunities today for anticipated earnings growth tomorrow.

•	We are guided by sound business strategy and solid risk management procedures that serve as a foundation for strategic planning and growth.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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